CERTIFICATE OF AMENDMENT
                            ------------------------

                          OF ARTICLES OF INCORPORATION
                          ----------------------------

                                       OF
                                       --

                                  NDS SOFTWARE
                                  ------------

                  COME NOW, WILLIAM R. TOMERLIN, President, and WILLIAM R. TOMERLIN, Secretary, of NDS SOFTWARE, and pursuant to NRS Chapter 78, certify as follows:

                  1. That the Board of Directors and Shareholders of NDS SOFTWARE, by consent and without meeting as allowed under NRS 78.315, did unanimously approve an amendment to the Articles of Incorporation;

                  2. Approval of this action was obtained from the shareholders in the manner provider for under NRS 78.320;

                  3. The amendment to the Articles of Incorporation of NDS SOFTWARE that were filed with the Nevada Secretary of State's office on the 28th day of October, 1987, and as amended on February 27th, 1989, and as amended on May 3, 1990, is as follows:

                           "FOURTH The total authorized stock of this corporation shall be 10,000 shares, with a par value of $130 per share. The common stock of this corporation shall be non-assessable and shall be fully paid when issued."

                                    William R. Tomerlin
                                    -------------------------------
                                    WILLIAM R. TOMERLIN, PRESIDENT
                                    NDS SOFTWARE



                                    William R. Tomerlin
                                    ------------------------------
                                    WILLIAM R. TOMERLIN, SECRETARY
                                    NDS SOFTWARE

         STATE OF NEVADA   )
                           : ss
         County of Douglas )

                  On this 26th day of December, 1990 personally appeared before me, the undersigned Notary Public in and for the County and State aforesaid, WILLIAM R. TOMERLIN, known to me to be the President and Secretary of NDS SOFTWARE, who executed the foregoing instrument, who acknowledged to me that he executed the same freely and voluntarily and for uses and purposes therein mentioned.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.


                                            Rhonda Blush
                                            --------------
                                            NOTARY PUBLIC